FOR IMMEDIATE RELEASE

Contacts
Jay Hutton	Investor Relations
Voice Mobility International Inc.	North America: 1.888.370.8751
250.978.5051	investors@voicemobility.com

Voice Mobility Announces Appointment of Director

VANCOUVER, BC, CANADA – September 29, 2010 – Voice Mobility International, Inc. (the “Company”) (VMY, VMII and FWB: VMY), a Vancouver-based developer and provider of carrier and enterprise messaging solutions, today announced that Mr. Sean O’Mahony has been appointed as a director of the Company.

Mr. O’Mahony has extensive international management and operational experience. He is currently the principal of Lux Holding Inc., through which he provides due diligence services to potential investors in wireless/mobile-related startups, advises companies with sales and marketing strategies, and advises clients during M&A transactions. From 2007 to 2008, Mr. O’Mahony was CEO of Cubic Telecom, a company that developed a GSM roaming product under the brand name MaxRoam. From 2006 to 2007, he was engaged as a consultant by Sequoia funded JAJAH to assist with the introduction of a mobile phone product. In 2001, Mr. O’Mahony founded FatPort Corporation and served as their CEO until 2004. FatPort Corporation was the first “greenfield” public Wi-Fi operator (WISP) in Canada.

William Krebs has resigned as a director of the Company effective September 29, 2010. The company would like to thank Mr. Krebs for his many years of service and wishes him well in future endeavors.

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